Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida

(808) 946-1400

Territorial Bancorp Inc.

Announces Third Quarter 2012 Results

Honolulu, Hawaii, November 1, 2012 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.6 million or $0.36 per basic and diluted share for the three months ended September 30, 2012, compared to $3.0 million or $0.28 per basic and diluted share for the three months ended September 30, 2011. Net income increased by $661,000 or 22.1% for the three months ended September 30, 2012, compared to the same period in 2011. The increase in earnings for the third quarter was primarily due to higher mortgage loan originations which in turn increased interest income and gain on sale of loans. The increase in earnings can also be attributed to lower interest expense on deposits and borrowings, a decrease in salaries and employee benefits costs and higher gain on sale of investment securities.

The Company also announced that its Board of Directors today approved an increase in its quarterly cash dividend from $0.11 to $0.12 per share of common stock. The dividend is expected to be paid on November 29, 2012, to stockholders of record as of November 15, 2012.

Allan Kitagawa, Chairman and Chief Executive Officer, said “Our loan portfolio continues to grow because of increasing loan originations which are being funded by an increase in our core deposits. I am also pleased to announce that based on our strong performance, we will increase our quarterly dividend from $0.11 to $0.12 per share of common stock.”

Interest Income

For the three months ended September 30, 2012 and 2011, net interest income was $12.4 million and $13.0 million, respectively. Total interest and dividend income was $14.8 million for the three months ended September 30, 2012, compared to $15.8 million for the three months ended September 30, 2011. The decrease in net interest income is primarily due to a $1.4 million reduction in interest earned on investment securities, which was caused by an increase in principal repayments on mortgage-backed securities. The increase in repayments reduced our investment securities balance. The decrease in interest earned on securities was somewhat offset by a $389,000 increase in interest earned on loans due to higher loan originations. There was also a $646,000 decline in interest expense primarily due to the lower interest rate environment and the payoff of securities sold under agreements to repurchase. Our net interest margin for the three months ended September 30, 2012 was 3.33% compared to 3.53% for the three months ended September 30, 2011. The decrease in the net interest margin resulted from higher levels of liquidity and an increase in principal payments on higher yielding loans and mortgage-backed securities and reinvestment of these funds at lower interest rates.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $2.2 million for the three months ended September 30, 2012, compared to $2.9 million for the three months ended September 30, 2011. The decrease in interest expense is primarily due to a $438,000 decrease in interest expense on securities sold under agreements to repurchase which occurred when the Bank paid off borrowings during the year. Interest expense on deposits also declined by $208,000 due to the lower interest rate environment. Provision for loan losses increased to $167,000 for the three months ended September 30, 2012 from a reversal of $39,000 for the three months ended September 30, 2011.

Noninterest Income

Noninterest income was $1.9 million for the three months ended September 30, 2012, compared to $1.2 million for the three months ended September 30, 2011. The growth in noninterest income was primarily due to a $531,000 increase in gain on sale of loans and a $355,000 increase in gain on sale of investment securities. The increase in gain on sale of loans for 2012 was primarily due to an increase in the amount of loans sold which occurred because of higher mortgage originations during the quarter. These increases were partially offset by a $90,000 decrease in service fees on loan and deposit accounts.

Noninterest Expense

Noninterest expense decreased to $8.6 million for the three months ended September 30, 2012, as compared to $9.2 million for the three months ended September 30, 2011. The decrease in noninterest expense was primarily due to lower salaries and employee benefits expenses. This decrease was caused primarily by the death of a director which triggered the recognition of $696,000 of pre-tax stock benefit plan expense for the three months ended September 30, 2011. The Company also incurred a $123,000 loss on extinguishment of debt in the three months ended September 30, 2012 when the Bank prepaid $10.0 million of securities sold under agreements to repurchase, which had a weighted-average interest rate of 2.78%.

Assets and Equity

Total assets grew to $1.563 billion at September 30, 2012, from $1.538 billion at December 31, 2011. Cash and cash equivalents increased to $155.3 million at September 30, 2012, from $131.9 million at December 31, 2011. Investment securities held to maturity decreased to $595.6 million as of September 30, 2012, from $653.9 million at December 31, 2011, as repayments and sales exceeded the amount of security purchases. Loans receivable grew to $746.9 million at September 30, 2012, from $688.1 million at December 31, 2011 due to an increase in residential loan production. The growth in loans receivable since December 31, 2011 was primarily funded by a $60.4 million increase in deposits. Deposits increased to $1.227 billion at September 30, 2012, from $1.166 billion at December 31, 2011. Total stockholders’ equity increased to $219.4 million at September 30, 2012, from $214.0 million at December 31, 2011. The growth in stockholders’ equity was primarily due to the Company’s earnings for the nine months ended September 30, 2012, which was offset by the cost of shares repurchased under the Company’s stock repurchase program and dividend payments. The Company is in the middle of its third repurchase program.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing was $1.9 million (7 loans) at September 30, 2012, compared to $2.3 million (9 loans) at December 31, 2011. Nonperforming assets was $4.8 million at September 30, 2012 compared to $3.3 million at December 31, 2011. The increase in nonperforming assets occurred after we classified $2.7 million of existing restructured loans as nonaccrual. However, the ratio of nonperforming assets to total assets remains one of the lowest in the country. The allowance for loan losses at September 30, 2012 was $1.5 million and represented 0.20% of total loans. At December 31, 2011, the allowance for loan losses was also $1.5 million and represented 0.22% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 27 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011

Interest and dividend income:
Investment securities	$5,551	$6,907	$18,360	$20,167
Loans	9,187	8,798	27,326	26,444
Other investments	88	85	259	258

Total interest and dividend income	14,826	15,790	45,945	46,869

Interest expense:
Deposits	1,492	1,700	4,644	5,109
Advances from the Federal Home Loan Bank	105	105	313	295
Securities sold under agreements to repurchase	629	1,067	2,364	3,153

Total interest expense	2,226	2,872	7,321	8,557

Net interest income	12,600	12,918	38,624	38,312

Provision (reversal of allowance) for loan losses	167	(39)	172	83

Net interest income after provision for loan losses	12,433	12,957	38,452	38,229

Noninterest income:
Service fees on loan and deposit accounts	444	534	1,474	1,690
Income on bank-owned life insurance	239	245	706	725
Gain on sale of investment securities	429	74	729	140
Gain on sale of loans	669	138	1,516	374
Other	141	177	346	588

Total noninterest income	1,922	1,168	4,771	3,517

Noninterest expense:
Salaries and employee benefits	5,202	6,017	15,416	16,630
Occupancy	1,316	1,267	3,930	3,714
Equipment	800	792	2,423	2,366
Federal deposit insurance premiums	192	191	574	678
Loss on extinguishment of debt	123	—	321	—
Other general and administrative expenses	964	954	3,069	2,887

Total noninterest expense	8,597	9,221	25,733	26,275

Income before income taxes	5,758	4,904	17,490	15,471

Income taxes	2,111	1,918	6,457	6,100

Net income	$3,647	$2,986	$11,033	$9,371

Basic earnings per share	$0.36	$0.28	$1.09	$0.85
Diluted earnings per share	$0.36	$0.28	$1.08	$0.84

Cash dividends declared per common share	$0.11	$0.09	$0.32	$0.25

Basic weighted average shares outstanding	10,052,630	10,659,532	10,126,371	10,969,320
Diluted weighted average shares outstanding	10,199,400	10,835,649	10,205,408	11,117,444

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	9/30/2012	12/31/2011

Assets
Cash and cash equivalents	$155,265	$131,937

Investment securities available for sale	—	—
Investment securities held to maturity, at amortized cost (fair value of $633,513 and $687,319 at September 30, 2012 and December 31, 2011, respectively)	595,607	653,871
Federal Home Loan Bank stock, at cost	12,238	12,348
Loans held for sale	4,032	3,231
Loans receivable, net	746,874	688,095
Accrued interest receivable	4,676	4,780
Premises and equipment, net	5,082	5,450
Real estate owned	176	408
Bank-owned life insurance	30,940	30,234
Deferred income taxes receivable	3,035	2,648
Prepaid expenses and other assets	4,755	4,569

Total assets	$1,562,680	$1,537,571

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,226,527	$1,166,116
Advances from the Federal Home Loan Bank	20,000	20,000
Securities sold under agreements to repurchase	70,000	108,300
Investment purchases pending settlement	1,136	—
Accounts payable and accrued expenses	23,158	22,816
Current income taxes payable	147	3,114
Advance payments by borrowers for taxes and insurance	2,295	3,264

Total liabilities	1,343,263	1,323,610

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 10,901,705 and 11,022,309 shares at September 30, 2012 and December 31, 2011, respectively	109	110
Additional paid-in capital	94,920	97,640
Unearned ESOP shares	(7,952)	(8,319)
Retained earnings	135,915	128,300
Accumulated other comprehensive loss	(3,575)	(3,770)

Total stockholders’ equity	219,417	213,961

Total liabilities and stockholders’ equity	$1,562,680	$1,537,571

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

September 30, 2012

	Three Months Ended September 30,
	2012	2011
Performance Ratios (annualized):

Return on average assets	0.93%	0.79%
Return on average equity	6.67%	5.37%
Net interest margin on average interest earning assets	3.33%	3.53%

	At September 30, 2012	At December 31, 2011
Selected Balance Sheet Data:

Book value per share (1)	$20.13	$19.41
Stockholders’ equity to total assets	14.04%	13.92%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing interest (2)	$1,855	$2,335
Nonperforming assets (2)	4,817	3,335
Allowance for loan losses	1,495	1,541
Nonperforming assets to total assets	0.31%	0.22%
Allowance for loan losses to total loans	0.20%	0.22%
Allowance for loan losses to non-performing assets	31.04%	46.21%

Note:

(1)	Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding
(2)	Amounts are net of charge-offs